                 MINNESOTA MUTUAL GROUP VARIABLE ANNUITY ACCOUNT
         MIMLIC SERIES FUND, INC. - MONEY MARKET SEGREGATED SUB-ACCOUNT
                            PERFORMANCE CALCULATIONS

SIMPLE YIELD CALCULATION

Simple yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit of the MIMLIC Series Fund, Inc. - Money Market segregated sub-account (MSF - Money Market sub-account) at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period to determine the base period return, and multiplying the base period return by 365/7.

EFFECTIVE YIELD CALCULATION

Effective yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit of the MSF - Money Market sub-account at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result.

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on the effective date of the contract. The cumulative total return at the end of any given period is calculated as follows:

                    ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED
                    -------------------------------------------------
     CUMULATIVE   =             INITIAL AMOUNT INVESTED                * 100
     TOTAL RETURN

Cumulative total return will be calculated both with and without consideration of the contingent deferred sales charge.

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value amount each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                       N
                              P[(1 + T) ] = ERV

Average annual total return will be calculated both with and without consideration of the contingent deferred sales charge.